SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X ]
Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-12
(Name of Registrant as Specified In Its Charter)

Station Casinos, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

UNITE HERE

Payment of Filing Fee (Check the appropriate box):

[x ] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:
Schedule 14A

3) Filing Party:

UNITE HERE

4) Date Filed:  April 26, 2005


UNITE HERE Proposes Corporate Governance Reform at Station Casinos

Las Vegas, April 26--Seeking to enhance shareholder rights at Station Casinos, Inc. (NYSE: STN), UNITE HERE, a pioneer in corporate governance reform in the hospitality industry, is urging shareholders to support corporate governance changes at the gaming company's annual meeting on May 18. UNITE HERE unveiled its proposals in a filing with the Securities Exchange Commission.

"In our view, Station Casinos has too many corporate governance structures that restrict shareholder rights. It is time for the company to modernize its corporate governance profile and create a more appropriate balance of power between the board and shareholders," said Chris Bohner, a UNITE HERE research director.

The proposals by UNITE HERE--adopt simple majority voting by shareholders instead of requiring a supermajority, require annual election of directors, and let shareholders vote on the company's "poison pill" anti-takeover device--"are consistent with the proxy voting guidelines of major institutional shareholders and corporate governance organizations like the Council of Institutional Investors," said Bohner.

"These proposals are particularly important given the unprecedented merger-and-acquisition activity in the gaming industry," added Bohner. In 2004, there were over $22 billion in deals in the gaming industry, including Boyd Gaming's $1.4 billion acquisition of Coast Resorts, a major Station Casinos competitor.

"If there is an offer for the company, we believe that shareholders should have the ability to make their own decision. Unfortunately, Station's current corporate governance rules give too much power to the board at the expense of shareholders in the context of a merger or acquisition," Bohner said.

In 2003, UNITE HERE led shareholder opposition to Station Casinos' stock compensation program, citing the excessive use of stock options. In 2004, the company told investors that "we have listened to shareholders and are relying more now on restricted share awards as well as cash compensation."

"We are glad that the company heeded our call on reforming its excessive use of stock options," said Bohner. "We hope the company adopts our common sense corporate governance proposals as well,"
Bohner added.

UNITE HERE, the textile, laundry and hotel industry union, represents approximately 440,000 active members and more than 400,000 retirees throughout North America. UNITE HERE is a member of the Council of Institutional Investors, a corporate governance organization with over 140 pension fund members whose assets exceed $3 trillion.

For more information, contact Ken Liu at 702.386.5231.